FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Second Quarter Financial Results
and Announces HDFS Transaction with KKR and PIMCO

MILWAUKEE (July 30, 2025) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported second quarter 2025 results and announced a transaction entered into by its subsidiary, Harley-Davidson Financial Services.

“While our second quarter results continue to be impacted by a challenging commercial environment for discretionary products and an uncertain tariff situation, we are extremely pleased to announce a strategic partnership for HDFS with KKR and PIMCO that generates significant value for Harley-Davidson on all levels,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “Our strategic partners have valued the HDFS business at approximately 1.75x post transaction book value. We expect this will unlock $1.25 billion in cash and leaves HDFS well positioned to serve our customers and dealers. With the cash from the transaction, we plan to reduce our debt by $450 million and accelerate our $1 billion share buyback program announced last year, by the purchase of $500 million in the second half of ‘25. We also have the flexibility to invest up to $300 million of additional funds into future growth opportunities.”
Second Quarter 2025 Highlights and Results
•Delivered diluted EPS of $0.88
•HDMC operating income margin of 5.9%
•HDMC revenue down 23% year-over-year
•Global motorcycle shipments decreased 28%, due primarily to planned dealer inventory reduction and soft demand
•Global motorcycle retail sales down 15% year-over-year
•Global dealer inventories down 28%, compared to Q2 ‘24, as we continued to prioritize reducing global dealer inventory
•The cost of new or increased tariffs implemented in 2025 was $13 million in Q2 ’25
•HDFS operating income margin of 27.1%
HDFS Transaction Key Highlights
•Our strategic partners have valued the HDFS business at approximately 1.75x post transaction book value
•HDFS has agreed to sell a 4.9% common equity interest to investment vehicles managed by KKR and PIMCO
•HDFS will sell approximately two-thirds of HDFS future retail loan originations at a premium on an annual basis for five years
•The transaction unlocks $1.25 billion in discretionary cash, representing approximately 40% of current Harley-Davidson market capitalization
•HDFS has agreed to sell over $5 billion of existing gross consumer retail loan receivables and residual interests in securitized consumer loan receivables at a premium
•HDFS expects to use a portion of the proceeds to reduce indebtedness to optimize its post transaction capital structure

Second Quarter 2025 Results
Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	2nd quarter
	2025	2024	Change
Revenue	$1,307	$1,619	-19%
Operating Income	$112	$241	-53%
Net Income Attributable to HDI	$108	$218	-51%
Diluted EPS	$0.88	$1.63	-46%

Consolidated revenue in the second quarter was down 19 percent versus prior year, driven largely by an HDMC revenue decrease of 23 percent. Consolidated operating income in the second quarter was down 53 percent, driven largely by a decline of 69 percent at HDMC. At the LiveWire segment, the operating loss improved by $10 million, which was 34 percent lower than the prior year’s loss. Consolidated operating income margin in the second quarter of 2025 was 9 percent relative to 15 percent in the second quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	2nd quarter
	2025	2024	Change
Motorcycle Shipments (thousands)	35.8	49.7	-28%
Revenue	$1,044	$1,349	-23%
Motorcycles	$778	$1,069	-27%
Parts & Accessories	$187	$194	-4%
Apparel	$55	$63	-13%
Licensing	$6	$5	8%
Other	$18	$17	0%
Gross Margin	28.6%	32.1%	-3.5 pts.
Operating Income	$61	$198	-69%
Operating Margin	5.9%	14.7%	-8.8 pts.

Second quarter global motorcycle shipments decreased 28 percent versus prior year. Revenue was down 23 percent driven primarily by the planned decrease in wholesale shipments, partially offset by favorable global pricing and favorable foreign currency. Parts & Accessories revenue was down 4 percent and Apparel revenue was down 13 percent.

Second quarter gross margin was down 3.5 points, versus prior year, due to the negative impact of lower volume on operating leverage and due to the cost of new or increased tariffs implemented this year, partially offset by favorable foreign currency, favorable pricing, and favorable mix. Second quarter operating income margin was down 8.8 points due to the factors above, while operating expense was $2 million higher than a year ago.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	2nd quarter
	2025	2024	Change
North America	28.9	34.8	-17%
EMEA	7.6	8.0	-5%
Asia Pacific	5.0	6.3	-21%
Latin America	0.7	0.8	-11%
Worldwide Total	42.3	50.0	-15%

Global retail motorcycle sales in the second quarter were down 15 percent versus the prior year, reflecting soft demand and unfavorable consumer confidence due to a high-interest rate environment and an uncertain economic outlook. North America retail performance was down 17 percent, reflecting lower than expected customer traffic at dealerships. EMEA retail performance was down 5 percent, with puts and takes throughout the region. APAC retail performance was down 21 percent, with significant weakness in China and Japan. Latin America experienced modest declines.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	2nd quarter
	2025	2024	Change
Revenue	$257	$264	-2%
Operating Income	$70	$71	-2%

HDFS’ operating income decreased by less than $2 million in the second quarter or 2 percent versus prior year. This was due to lower net interest income and higher operating expenses, partially offset by a lower provision for credit losses and higher other income, as financing receivables declined modestly. Interest expense in the second quarter was largely flat. Total quarter ending financing receivables were $7.3 billion, which was down 9 percent versus prior year, due to a decrease in retail loan receivables and commercial finance receivables.

LiveWire – Results

$ in millions	2nd quarter
	2025	2024	Change
Electric Motorcycle Unit Sales	55	158	-65%
Revenue	$6	$6	-7%
Operating Loss	$(19)	$(28)	34%

LiveWire revenue for the second quarter decreased by 7 percent versus prior year, due to lower electric motorcycle unit sales. LiveWire’s operating loss of $19 million, $10 million less than a year ago, was in line with expectations.

Harley-Davidson, Inc. Other Results – YTD through end of Q2
•Generated $509 million of cash from operating activities
•Effective tax rate was 23%
•Paid cash dividends of $45 million
•Repurchased $87 million of shares (3.4 million shares) on a discretionary basis; no shares purchased in Q2 2025
•Cash and cash equivalents of $1.6 billion at the end of the quarter

2025 Financial Outlook
On May 1, 2025, due to the uncertain global tariff situation and overall macroeconomic conditions, we withdrew our full year 2025 financial outlook that had been provided on February 5, 2025. Given that the global tariff and business outlook especially for discretionary product purchases remains uncertain, we continue to withhold our full year HDMC 2025 financial outlook.

For LiveWire, we are updating our previously issued guidance related to Operating Loss to $59-$69 million and a total cash use of $50-$60 million.

Based on the HDFS transaction, we now expect HDFS operating income of $525-$550 million for full year 2025.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results, the HDFS transaction, and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," “seeks,” "sees," “should,” “feels,” "commits," "assumes," "envisions," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including without limitation the Hardwire strategic plan, each of the pillars, and the evolution of LiveWire as a standalone brand; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles, or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, and successfully complete transitions of executives, including the Company’s upcoming CEO transition; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts, and manage exposure in commercial or contractual disputes; (dd) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ee) enter into and close third-party investment(s) in HDFS in a manner consistent with the Company’s objectives and that does not adversely affect its business; (ff) manage risks related to outsourced functions and use of artificial intelligence; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (hh) optimize capital allocation in light of the Company's capital allocation priorities; (ii) manage the Company’s share repurchase strategy; and (jj) manage issues related to climate change and related regulations.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.
HDFS' retail credit losses have normalized in recent quarters to higher levels after a period of historically low levels of credit losses. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions, including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.
The Company's operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to Risk Factors under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 26, 2025 and applicable updates under Item 1.A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002

### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
HDMC Revenue	$1,043,649	$1,348,906	$2,125,155	$2,825,012
Gross profit	298,705	433,126	613,949	894,196
Selling, administrative and engineering expense	237,389	235,221	436,362	457,845
Operating income from HDMC	61,316	197,905	177,587	436,351

LiveWire revenue	6,011	6,448	8,754	11,152
Gross profit (loss)	162	(1,784)	(1,619)	(5,725)
Selling, administrative and engineering expense	18,815	26,382	36,842	51,682
Operating loss from LiveWire	(18,653)	(28,166)	(38,461)	(57,407)

HDFS revenue	257,438	263,539	502,399	512,336
HDFS expense	187,665	192,176	368,590	387,098
Operating income from HDFS	69,773	71,363	133,809	125,238

Operating income	112,436	241,102	272,935	504,182
Other income, net	14,477	15,879	30,750	36,443
Investment income	10,950	14,811	19,891	29,215
Interest expense	(7,696)	(7,680)	(15,382)	(15,359)
Income before income taxes	130,167	264,112	308,194	554,481
Income tax provision	24,422	48,706	71,652	106,842
Net income	$105,745	$215,406	$236,542	$447,639
Less: Loss attributable to noncontrolling interests	1,824	2,863	4,131	5,571
Net income attributable to Harley-Davidson, Inc.	$107,569	$218,269	$240,673	$453,210

Earnings per share:
Basic	$0.89	$1.64	$1.96	$3.36
Diluted	$0.88	$1.63	$1.95	$3.34

Weighted-average shares:
Basic	121,521	133,412	122,727	134,759
Diluted	122,203	134,108	123,457	135,513

Cash dividends per share:	$0.1800	$0.1725	$0.3600	$0.3450
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 30, 2025	December 31, 2024	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,587,664	$1,589,608	$1,849,159
Accounts receivable, net	325,756	234,315	321,285
Finance receivables, net	2,127,866	2,031,496	2,472,784
Inventories, net	630,287	745,793	668,924
Restricted cash	149,782	135,661	137,486
Other current assets	327,260	259,764	188,002
	5,148,615	4,996,637	5,637,640
Finance receivables, net	5,198,356	5,256,798	5,545,780
Other long-term assets	1,703,474	1,628,144	1,576,822
	$12,050,445	$11,881,579	$12,760,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,040,616	$892,678	$1,038,234
Short-term deposits, net	243,101	173,099	206,972
Short-term debt	503,353	640,204	497,792
Current portion of long-term debt, net	1,983,828	1,851,513	2,021,344
	3,770,898	3,557,494	3,764,342
Long-term debt, net	4,367,553	4,468,665	4,949,871
Other long-term liabilities	604,061	696,920	612,713

Shareholders’ equity	3,307,933	3,158,500	3,433,316
	$12,050,445	$11,881,579	$12,760,242

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$509,492	$577,642

Cash flows from investing activities:
Capital expenditures	(65,560)	(87,835)
Finance receivables, net	(24,985)	(308,988)
Other investing activities	691	(206)
Net cash used by investing activities	(89,854)	(397,029)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	647,088	495,856
Repayments of medium-term notes	(700,000)	—
Proceeds from securitization debt	497,790	547,618
Repayments of securitization debt	(584,153)	(506,489)
Net decrease in unsecured commercial paper	(135,902)	(379,743)
Borrowings of asset-backed commercial paper	155,000	351,429
Repayments of asset-backed commercial paper	(145,379)	(125,654)
Net (decrease) increase in deposits	(13,073)	56,007
Dividends paid	(44,756)	(47,359)
Repurchase of common stock	(93,140)	(209,675)
Other financing activities	6	8
Net cash (used) provided by financing activities	(416,519)	181,998

Effect of exchange rate changes on cash, cash equivalents and restricted cash	12,375	(10,821)
Net increase in cash, cash equivalents and restricted cash	$15,494	$351,790

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,740,854	$1,648,811
Net increase in cash, cash equivalents and restricted cash	15,494	351,790
Cash, cash equivalents and restricted cash, end of period	$1,756,348	$2,000,601

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,587,664	$1,849,159
Restricted cash	149,782	137,486
Restricted cash included in Other long-term assets	18,902	13,956
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,756,348	$2,000,601

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
HDMC REVENUE (in thousands)
Motorcycles	$778,051	$1,068,693	$1,641,929	$2,290,233
Parts & Accessories	186,874	193,865	330,307	360,058
Apparel	55,240	63,393	112,564	127,504
Licensing	5,944	5,485	9,002	14,414
Other	17,540	17,470	31,353	32,803
	$1,043,649	$1,348,906	$2,125,155	$2,825,012

HDMC U.S. MOTORCYCLE SHIPMENTS	21,736	32,334	46,601	73,911

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	18,080	29,345	41,758	64,701
Cruiser	13,110	14,410	24,970	30,101
Sport and Lightweight	3,188	4,094	5,296	9,057
Adventure Touring	1,459	1,811	2,414	3,473
	35,837	49,660	74,438	107,332
(a)Includes Trike

LiveWire Motorcycle Shipments	55	158	88	275

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the second quarter of 2024 to the second quarter of 2025 were as follows (in millions):

	Three months ended	Six months ended
2024 gross profit	$433	$894
Volume	(101)	(241)
Price and sales incentives	9	32
Foreign currency exchange rates and hedging	24	24
Shipment mix	6	17
Raw material prices	4	4
Manufacturing and other costs	(76)	(116)
	(134)	(280)
2025 gross profit	$299	$614

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Balance, beginning of period	$393,178	$380,361	$401,183	$381,966
Provision for credit losses	49,738	56,030	103,072	117,040
Charge-offs, net of recoveries	(43,623)	(42,874)	(104,962)	(105,489)
Balances, end of period	$399,293	$393,517	$399,293	$393,517

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
United States	26,704	32,258	45,911	57,984
Canada	2,227	2,579	3,912	4,339
Total North America	28,931	34,837	49,823	62,323
EMEA	7,621	8,015	12,796	13,279
Asia Pacific	4,967	6,322	9,329	12,356
Latin America	735	824	1,316	1,445
Total worldwide retail sales	42,254	49,998	73,264	89,403
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.